UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker

--------------------------------------------------------------------------------

1(a) NAME OF ISSUER (Please type or print)

The Eastern Company
--------------------------------------------------------------------------------
1(b) IRS IDENT. NO.                     (c) SEC FILE NO.

       06-0330020                            0-599
--------------------------------------------------------------------------------
1(d) ADDRESS OF ISSUER STREET

       112 Bridge Street
--------------------------------------------------------------------------------
1(d) CITY STATE ZIP CODE

       Naugatuck                   CT                             06770
--------------------------------------------------------------------------------
1(e) TELEPHONE
--------------------------------------------------------------------------------
       AREA CODE                        NUMBER

       203                                   729-2255
--------------------------------------------------------------------------------
2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

       Salaried Employees' Retirement Plan of The Eastern Company
--------------------------------------------------------------------------------
2(b) IRS IDENT. NO.                    (c) RELATIONSHIP TO ISSUER

       13-6076459                            Employee Benefit Plan of Issuer
--------------------------------------------------------------------------------
2(d) ADDRESS STREET

       112 Bridge Street
--------------------------------------------------------------------------------
2(d) CITY STATE ZIP CODE

       Naugatuck CT 06770
--------------------------------------------------------------------------------

INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.

-----------------------------------------------------------------------------------------------------------------------------------

3 (a)         (b)                             SEC USE    (c )           (d)            (e)             (f)              (g)
Title of      Name and Address of Each        ONLY       Number of      Aggregate      Number of       Approximate      Name of Each
the Class     Broker Through Whom the         Broker-    Shares or      Market         Shares or       Date of Sale     Securities
of            Securities are to be            Dealer     Other Units    Value          Other Units     (See instr.      Exchange
Securities    Offered to Each Market          File       to be Sold                    Outstanding      3(f))
to be Sold    Maker who is                    Number     (See instr.   (See instr.    (See instr.      (MO. DAY YR.)    (See instr.
              Acquiring the Securities                    3 (c ))       3(d))          3(e))                             3(g))
-----------   ------------------------        -------    -----------   -----------    ------------     -------------    ------------
Common        UBS (Warburg) Securities LLC                65,000        1,281,150      3,632,221        12/13/04         American
Stock         125 High Street, 28th Floor                                                                                Stock
              Boston, MA  02110                                                                                          Exchange
-----------------------------------------------------------------------------------------------------------------------------------


INSTRUCTIONS:
1. (a) Name of issuer
   (b) Issuer's I.R.S. Identification Number
   (c) Issuer'S S.E.C. file number, if any
   (d) Issuer's address, including zip code (e) Issuer's telephone number, including area code

2. (a) Name of person for whose account the securities are to be sold
   (b) Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debit securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                         TABLE I - SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

-----------------------------------------------------------------------------------------------------------------------------------

                                                      Name of Person
                                                      from Whom Acquired          Amount of
Title of      Date you     Nature of Acquisition      (If gift, also give         Securities         Nature of
the Class     Acquired     Transaction                date donor acquired)        Acquired           Payment
---------     --------     ---------------------      -------------------         ----------         ---------
Common         6/5/75      Open Market Transaction    Open Market Transaction     65,000 shares      Cash
Stock            to
               8/5/75

-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:

If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

---------------------------------------------------------------------------------------------------------------

                                                                             Amount of
Name and Address of Seller     Title of Securities Sold     Date of Sale     Securities Sold     Gross Proceeds
--------------------------     ------------------------     ------------     ---------------     --------------
None

----------------------------------------------------------------------------------------------------------------

REMARKS:
None

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which have not been publicly disclosed.

       12/13/04                  /s/John L. Sullivan III
      ---------------            ----------------------------------------
      (DATE OF NOTICE)                      (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

      ATTENTION: Intentional misstatements or omission of facts constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).